                                                                    EXHIBIT 99.3

ADMINISTAFF,   For Immediate Release

               Investor Relations Contact: Richard G. Rawson
                                           Executive Vice President and
                                           Chief Financial Officer
                                           (281) 348-3225

               Media Relations Contact:    Alan Dodd
                                           Manager, Corporate
                                           Communications
                                           (281) 348-3105

                             ADMINISTAFF, INC. ADOPTS
                           PREFERRED SHARE RIGHTS PLAN

     Houston, TX - (January 21, 1998) Administaff, Inc. (NYSE: ASF), a leading Professional Employer Organization (PEO), announced today that its Board of Directors, at the January 20, 1998 meeting, authorized the adoption of a Preferred Share Rights Plan. In connection with the adoption of the Plan, the Board declared a dividend of one Preferred Share Purchase Right per each share of the Company's common stock outstanding on February 9, 1998 or issued thereafter. Each Right will be exercisable for one one-hundredth of a share of a new series of Administaff's preferred stock for an exercise price of $125, subject to later adjustment. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquiror from attempting to gain control of the Company without dealing fairly with the stockholders. To date, there have been no known attempts to acquire control of Administaff.

     The Rights will be exercisable only if a person (other then an exempt person) acquires beneficial ownership of 15 percent or more of the Company or commences a tender offer which

                                     (more)

Administaff, Inc.
Page 2


would result in ownership of 15 percent or more. The Rights will expire ten years from the issuance date. Additional information concerning the Rights distribution will be provided to stockholders.

     Administaff is one of the nation's leading PEOs, providing a comprehensive Personnel Management System that encompasses a broad range of services, including benefits and payroll administration, medical and workers' compensation programs, personnel records management, liability management, recruiting and selection, performance management, and training and development services to small- to medium-sized businesses. The Company serves over 1,900 small business clients with approximately 30,000 worksite employees.



                                      ###